Pricing Supplement Dated November 5, 1998                   Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                      File No. 333-45373
 Prospectus Supplement dated March 2, 1998)


                                PHH CORPORATION
                               Medium-Term Notes

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Principal Amount:          $9,750,000           Trade date:   November 5, 1998
Currency or Currency Unit: US Dollars           Original Issue Date: November 12, 1998
Issue Price:               100%                 Agent's Discount or Commission: 0.25%
Net Proceeds to Issuer:    $9,725,625           Agent (s): Merrill Lynch & Co.
Maturity Date:             November 13, 2000    CUSIP Number:     69332H FZ 4
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Interest:
   Fixed Rate:          6.87%
   Floating Rate:
      Base Rate:  [ ] Commercial Paper Rate  [ ] CD Rate    [ ] Federal Funds Effective Rate
                  [ ] LIBOR      [ ] Treasury Rate    [ ] Prime Rate    [ ] Other
                       ( ) Reuters Page:                                       (see attached)

                       ( ) Telerate Page:

Spread:                       N/A

Initial Interest Rate:        N/A

Interest Reset Dates:         N/A

Interest Determination Date:  N/A

Interest Payment Dates:       Semi-Annually, on May 13, 1999; November 13, 1999;
                              May 13, 2000; November 13, 2000 (or next Business
                              Day)

Index Maturity:               N/A

Day Count Convention:         [ ] Actual/360    [ ] Actual/Actual     [X] 30/360

Option to Receive Payments in Specified Currency:     [ ] Yes        [ ] No

Redemption:
      [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.

      [ ] The Notes may be redeemed prior to maturity.
   Initial Redemption Date:
   Initial Redemption Price:                   %
   Annual Redemption Price Reduction:                   % until Redemption Price
is 100% of the Principal Amount.

Repayment:
      [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
      [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
   Repayment Date:
   Repayment Price:     %

Discount Note:    [ ]  Yes        [X]  No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form: [X]  Global [ ] Certificated

Agent's Capacity: [ ] Agent      [X] Principal

If as Principal:
      [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
      [ ] The Agent proposes to offer the Notes at a fixed initial public
          offering price of            % of Principal Amount.

If as Agent:
      The Notes are being offered at a fixed initial public offering price of
                 % of Principal Amount.

Other Terms:
      The Agents from time to time perform investment banking and other financial services for the Company and its affiliates, including its parent company, Cendant Corporation ("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES ("PRIDES") on February 24, 1998. Merrill Lynch & Co., as an underwriter of the PRIDES offering, is or may be named as a defendant in certain of these cases.